Exhibit 5.1

Our ref     ELR/751311-000009/19991198v3

Dingdong (Cayman) Limited

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

June 23, 2021

Dear Sir or Madam

Dingdong (Cayman) Limited

We have acted as Cayman Islands legal advisers to Dingdong (Cayman) Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the offering by the Company of certain American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares with a par value or US$0.000002 each (the “Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 15 October 2018.

1.2	The eighth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 10 May 2021 (the “Pre-IPO Memorandum and Articles”).

1.3

The ninth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 June 2021 and effective immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares (the “Post-offering Memorandum and Articles”).

1.4	The written resolutions of the directors of the Company dated 8 June 2021 (the “Directors’ Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated on 8 June 2021 (the “Shareholders’ Resolutions”).

1.6	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 6 May 2021, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares, will be US$50,000 divided into 25,000,000,000 shares comprising of (i) 20,000,000,000 Class A Ordinary Shares of a par value of US$0.000002 each; (ii) 2,500,000,000 Class B Ordinary Shares of a par value of US$0.000002 each and (iii) 2,500,000,000 shares of a par value of US$0.000002 each of such class or classes (however designated) as the board of directors may determine in accordance with the Post-offering Memorandum and Articles.

3.3

The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

Dingdong (Cayman) Limited

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

June 23, 2021

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road, Wanchai

Hong Kong

Dear Sirs

Dingdong (Cayman) Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1

The Pre-IPO Memorandum and Articles remain in full force and effect and, except as amended by the Shareholders’ Resolutions conditionally adopting the Post-offering Memorandum and Articles, are otherwise unamended.

2

The Directors’ Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Shareholders’ Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles and have not been amended, varied or revoked in any respect.

4	The directors of the Company at the date of Board Resolutions were: LIANG Changlin, Zhan Hui, Wang Lu, Hong Yixiu, Han Rui, Wang Pengfei, HU Ruodi, CHEN Xian, XU Xin, GAO Ziqi and Dennis s Chang.

5	The directors of the Company at the date of this certificate are LIANG Changlin, Le Yu, Yi Ding and Chi Zhang.

6

The authorised share capital of the Company is US$50,000 divided into (i) 24,749,173,900 Ordinary Shares, (ii) 5,910,100 redeemable convertible series Angel preferred shares, par value US$0.000002 per share (the “Series Angel Preferred Shares”), (iii) 8,268,950 redeemable convertible series Angel+ preferred shares, par value US$0.000002 per share (the “Series Angel+ Preferred Shares”), (iv) 8,985,050 redeemable convertible series Pre-A preferred shares, par value US$0.000002 per share (the “Series Pre-A Preferred Shares”), (v) 22,096,550 redeemable convertible series A preferred shares, par value US$0.000002 per share (the “Series A Preferred Shares”), (vi) 1,060,200 redeemable convertible series A+ preferred shares, par value US$0.000002 per share (the “Series A+ Preferred Shares”), (vii) 19,473,100 redeemable convertible series B preferred shares, par value US$0.000002 per share (the “Series B Preferred Shares”), (viii) 11,072,800 redeemable convertible series B2 preferred shares, par value US$0.000002 per share (the “Series B2 Preferred Shares”), (ix) 28,013,200 redeemable convertible series B3 preferred shares, par value US$0.000002 per share (the “Series B3 Preferred Shares”), (x) 7,269,600 redeemable convertible series B4-1 preferred shares, par value US$0.000002 per share (the “Series B4-1 Preferred Shares”), (xi) 13,979,450 redeemable convertible series B4 preferred shares, par value US$0.000002 per share (the “Series B4 Preferred Shares”); (xii) 54,224,700 redeemable convertible Series C1 preferred shares, par value US$0.000002 per share (the “Series C1 Preferred Shares”), (xiii) 49,207,650 redeemable convertible Series D preferred shares, par value US$0.000002 per share (the “Series D Preferred Shares”), and (xiv) 21,264,750 redeemable convertible series D+ preferred shares, par value US$0.000002 per share (the “Series D+ Preferred Shares”).

7

The authorised share capital of the Company, with effect immediately prior to the completion of the Company’s initial public offering of ADSs representing the Shares, will be US$[50,000] divided into 25,000,000,000 shares comprising of (i) 20,000,000,000 Class A Ordinary Shares of a par value of US$0.000002 each; (ii) 2,500,000,000 Class B Ordinary Shares of a par value of US$0.000002 each and (iii) 2,500,000,000 shares of a par value of US$0.000002 each of such class or classes (however designated) as the board of directors may determine in accordance with the Post-offering Memorandum and Articles.

8

The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the transactions contemplated by under the Registration Statement.

9

Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

10

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11

Upon the completion of the Company’s initial public offering of the ADSs representing the Shares, the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

[signature page follows]

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Changlin Liang
Name:	Changlin Liang
Title:	Director